Exhibit 99.1

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com
Ardea Biosciences Reports Recent Accomplishments and Announces Fourth Quarter and Full-Year 2010
Financial Results
SAN DIEGO, March 11, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and announced fourth quarter and full-year 2010 financial results.
“With approximately $160 million in cash as of the end of February, we are in an excellent financial position,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “In addition, we recently reported positive, topline results from our Phase 2b study of lesinurad, previously called RDEA594, in gout patients not responding adequately to allopurinol alone. These results support our view that lesinurad has the potential to significantly improve the lives of millions of gout patients who are untreated or inadequately treated due to the limitations of current therapies. In the months to come, we expect to meet with the FDA to finalize the design of our Phase 3 program for lesinurad.”
Recent Accomplishments and Important Upcoming Events
•	In December 2010, the United States Adopted Names Counsel (USAN) adopted lesinurad, pronounced “le sin’ ure ad”, as the USAN name for RDEA594.

•	In January 2011, we announced positive, topline results from a Phase 2b study (Study 203) adding lesinurad to allopurinol in 208 allopurinol-refractory patients. At the highest lesinurad dose tested in this study, the number of patients taking the combination who achieved the medically recommended target of below 6 mg/dL was more than three times the number of patients who achieved the target on allopurinol alone. This translated into an overall response rate of 89 percent using a “last observation carried forward”, or LOCF, analysis. The combination of lesinurad and allopurinol was also well tolerated.

•	In February 2011, we completed an underwritten public offering of approximately 3.2 million shares of our common stock, including the full exercise of an overallotment option granted to the underwriters. Net proceeds from the sale of the shares, before expenses and after deducting underwriting discounts and commissions, were approximately $78 million.

•	In January 2011, we received a $15 million milestone payment from Bayer Healthcare AG (Bayer) triggered by the initiation of a Phase 2 clinical study of BAY-86-9766 (RDEA119) in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) in patients with hepatocellular carcinoma, or primary liver cancer. BAY 86-9766 (RDEA119) is a potent, non-ATP competitive, highly selective inhibitor of mitogen-activated ERK kinase (MEK).

Fourth Quarter and Year-End 2010 Financial Results
As of December 31, 2010, we had $80.6 million in cash, cash equivalents and short-term investments and $17.0 million in receivables, compared to $50.9 million in cash, cash equivalents and short-term investments and $1.4 million in receivables as of December 31, 2009.
The net increase in cash, cash equivalents and short-term investments for 2010 was due primarily to our April 2010 public offering of common stock, partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes. The increase in receivables for 2010 was due to revenue recognized in the fourth quarter of 2010 for the first milestone achieved under the license agreement with Bayer, as well as increased reimbursements of third-party development costs and sponsored research also associated with this agreement.
Revenues totaled $17.3 million and $27.4 million for the three and twelve months ended December 31, 2010, respectively. Revenues totaled $8.3 million and $22.9 million for the three and twelve months ended December 31, 2009, respectively. The revenues earned in 2009 and 2010 resulted from the recognition of a portion of the $35 million, upfront, non-refundable license fee under the Bayer agreement and the related reimbursement by Bayer of third-party development costs. In addition, in 2010, the Company recognized $15.0 million in revenue for the achievement of the first milestone, as well as approximately $0.4 million in sponsored research revenue, under the license agreement with Bayer.
For the three and twelve months ended December 31, 2010, total operating expenses increased to $17.8 million and $68.6 million, respectively, from $14.4 million and $52.9 million for the same periods in 2009. Total operating expenses for the three and twelve months ended December 31, 2010 included non-cash stock-based compensation charges of $1.8 million and $10.8 million, or $0.08 per share and $0.49 per share, respectively, as compared to charges of $1.4 million and $5.8 million, or $0.08 per share and $0.32 per share, respectively, for the same periods in 2009. These increased charges were primarily in connection with the departure of certain employees during the third quarter of 2010. The increase in total operating expenses between the 2009 and 2010 periods was primarily a result of an increase in research and development expense due mainly to the continued development and progression of our clinical and preclinical programs, as well as the above-described increase in non-cash, stock-based compensation expense.
Net loss for the three and twelve months ended December 31, 2010 was $0.6 million and $41.6 million, or $0.03 per share and $1.91 per share, respectively, compared to a net loss for the same periods in 2009 of $6.3 million and $30.9 million, or $0.34 per share and $1.70 per share, respectively. The decrease in net loss between the three-month periods and the increase in net loss between the twelve-month periods were due primarily to the revenue and operating expense fluctuations described above. The decrease in net loss per share for the three months ended December 31, 2010 compared to the same period in 2009 was a result of the decrease in net loss. The increase in net loss per share for the twelve months ended December 31, 2010 compared to the same period in 2009 was partially offset by an increase in weighted-average shares outstanding in 2010 as a result of our April 2010 public offering of common stock.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)
	2010	2009	2010	2009
Revenues:
Milestones	$15,000	$—	$15,000	$—
License fees	1,077	7,251	8,100	20,442
Sponsored research	358	—	358	—
Reimbursable research and development costs	896	1,004	3,961	2,494

Total revenues	17,331	8,255	27,419	22,936

Operating expenses:
Research and development	14,288	11,478	52,110	42,198
General and administrative	3,538	2,882	16,452	10,689

Total operating expenses*	17,826	14,360	68,562	52,887

Loss from operations	(495)	(6,105)	(41,143)	(29,951)
Other income (expense):
Interest income	84	66	364	386
Interest expense	(172)	(291)	(866)	(1,323)
Other income, net	(13)	—	14	21

Total other income (expense)	(101)	(225)	(488)	(916)

Net loss	$(596)	$(6,330)	$(41,631)	$(30,867)

Basic and diluted net loss per share	$(0.03)	$(0.34)	$(1.91)	$(1.70)

Shares used in computing basic and diluted net loss per share	23,214	18,445	21,823	18,158

*	Includes $1.8 million and $10.8 million in non-cash, stock-based compensation expense for the three and twelve months ended December 31, 2010, respectively, as compared to $1.4 million and $5.8 million, respectively, for the same periods in 2009. Stock-based compensation expense included in general and administrative expenses for the year ended December 31, 2010 includes $3.1 million related to the departure of certain employees.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$80,612	$50,891
Total assets	$100,454	$55,065
Total stockholders’ equity	$77,123	$24,741

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, previously called RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter which has completed Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766, formerly known as RDEA119, is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) and a Phase 1/2 study in patients with advanced pancreatic cancer in combination with gemcitabine.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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